100% QUOTA SHARE REINSURANCE TREATY
                             between
             VIKING COUNTY MUTUAL INSURANCE COMPANY
                              Texas
                               and
               LANDMARK AMERICAN INSURANCE COMPANY
                            Oklahoma

PREAMBLE:

     This Reinsurance Treaty (hereinafter called the "Agreement") is made as of September 1, 1995, to be effective as of September 1, 1995 by and between VIKING COUNTY MUTUAL INSURANCE COMPANY, a Texas mutual insurance company (hereinafter called the "COMPANY"), on the one part, and LANDMARK AMERICAN INSURANCE COMPANY (hereinafter called the "REINSURER"), on the other part.

      NOW THEREFORE, in consideration of mutual undertakings set forth below and other good and continuing relationships between the parties hereto, it is hereby agreed as follows:

                            ARTICLE I
REINSURANCE OBLIGATION:
      A. The Company obligates itself to cede to the REINSURER, and the REINSURER obligates itself to accept as pro-rata participating reinsurance of the COMPANY, 100% of the COMPANY's gross liability under all policies, contracts, binders, or agreements (hereinafter called "policies"), of automobile liability and physical damage insurance issued by the COMPANY during the term of this AGREEMENT through the independent agents appointed by the COMPANY and approved by the REINSURER.

      B. This Agreement is limited to risks originating in the State of Texas.

       C. All policies, endorsement forms, and rates and underwriting rules used by the COMPANY on business, coming within the scope of this AGREEMENT, shall be submitted by the COMPANY to the REINSURER for the REINSURER's prior approval before their usage by the COMPANY.

                           ARTICLE II
COMMENCEMENT OF LIABILITY:
      The liability of the REINSURER shall commence obligatorily and simultaneously with that of the COMPANY as soon as the COMPANY becomes liable, and the premium on account of

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such  liability  shall  be credited to  the  REINSURER  from  the original date of the COMPANY's liability.

                           ARTICLE III
REINSURANCE FOLLOWS PRIMARY POLICIES:
      All reinsurance for which the REINSURER shall be liable, by virtue of this Agreement, shall be subject, in all respects, to the same rates, terms, conditions, interpretations, waivers, the exact proportion of premiums paid to the COMPANY without any deduction for brokerage, and to the same modifications, alterations, and cancellations, as the respective insurance of the COMPANY to which such reinsurance relates, the true intent of this AGREEMENT being that the REINSURER shall in every case to which this AGREEMENT applies and in the proportion specified herein, follow the fortunes of the COMPANY.

                           ARTICLE IV
COMMISSIONS. PAYMENTS, AND ASSESSMENTS:
      A. It is agreed that the COMPANY shall pay a ceding reinsurance premium monthly of 100% of the net premiums written (i.e., premiums less cancellations and all other return premiums), less ceding commission as set forth below, to be paid monthly. Policy fees shall be included in the net premiums written.

      It is understood that the REINSURER will allow a ceding commission to the COMPANY of .75% of net written premium for each month.

      Upon termination of this AGREEMENT, the fee shall become fully earned, and there shall be no return of unearned fee during the run-off of the business when net return premiums are being processed.

      The ceding commissions or brokerage fee set out above shall be paid to the COMPANY each month.

      B. The REINSURER shall reimburse the COMPANY for all the commissions allowed to the producing agents of business under their contracts with the COMPANY. On all return premiums, the COMPANY, to the extent received by it from the agents, shall return to the REINSURER at the same rate of advance commission as paid by the COMPANY to producing agents. In addition to such reimbursements, the REINSURER shall pay premium taxes at the applicable rate to the COMPANY monthly.

     C. The REINSURER shall indemnify and reimburse the COMPANY for 100% of any assessment made on the COMPANY by the Commissioner of Insurance of Texas, including, but not limited to, those for taxes, guarantee funds, or pursuant to the provisions of Article 21.28C (Texas Property and Casualty Insurance Guaranty Act) of the Texas Insurance Code, or any amendment or revision thereof, which assessment is applicable to or based on the risks reinsured hereunder. The REINSURER shall be entitled to receive from the COMPANY on or prior to the 31st day of March of each year thereafter a sum equal to the premium tax credit that is taken by or could be taken by the COMPANY with respect to such assessment. The COMPANY shall promptly return to the REINSURER any amount of such assessment refunded to or credited to the COMPANY pursuant to the provisions of such
Article 21.28C of the Texas Insurance Code.

                    ARTICLE V
LOSS SETTLEMENTS:
     A. The REINSURER shall assume 100% of the risks covered by this AGREEMENT and shall be liable for 100% of all losses, judgments, settlements, and expenses incurred by the COMPANY in connection with the investigation or settlement or contesting the validity of claims or losses covered under this AGREEMENT; the REINSURER shall, on the other hand, be credited with 100% of any amounts received by the COMPANY as salvage or recovery.

      B. The COMPANY will immediately notify REINSURER of any claim, suit, or action against the COMPANY under any of the policies, and will immediately furnish to REINSURER all summons, citations, complaints, petitions, counterclaims, and other pleadings and legal instruments served upon COMPANY in connection therewith. Upon request, COMPANY shall furnish to the REINSURER any or all documents and correspondence relating to the subject matter hereof.

       C. All records pertaining to claims arising under insurance policies issued by the COMPANY under this AGREEMENT, shall be deemed to be jointly owned records of the COMPANY and the REINSURER, and shall be made available to the COMPANY or the REINSURER or its representatives or any duly appointed examiner for any State within the United States. The COMPANY and the REINSURER agree that neither will destroy any of such records in their possession without the prior written approval of the other.

      D. The COMPANY shall establish a separate claim register or method of registering claims arising under the policies covered by this AGREEMENT so that all claims may be segregated and identified separate and apart from other records of the COMPANY, with such claim register to identify each claim on an individual case basis both as to identity of the insureds) and the claimant and the reserve for loss and adjusting expense. Such claim register shall be kept in a form whereby the REINSURER, can, at anytime, determine the status of any claim arising under policies of insurance covered by this AGREEMENT. Such records shall reflect whether or not an individual claim is opened or closed, and if open, the amount of reserves established for the individual claim and the date when such reserve was established for the individual claim and the date when such reserve was established, and if closed, whether such claim was closed with or without payment and if with payment, the amount paid thereon.

                           ARTICLE VI
OTHER DUTIES OF REINSURER:
      A. In addition to the other duties of REINSURER expressed or implied herein, REINSURER shall be totally responsible for reimbursing the COMPANY for expenses associated with the Company's conducting business on behalf of the Reinsurer, including but not limited to commissions, premium taxes, guarantee funds and other assessments.

      B. REINSURER shall perform its obligations under this AGREEMENT in compliance with Texas law, regulations, or directives from the Board of Insurance, and shall cooperate with the COMPANY to the extent necessary to permit the COMPANY to comply with such law, regulations, or directives.

     C. REINSURER shall guarantee payment to the COMPANY of any premium or other amounts due to the COMPANY from any agent appointed pursuant to the terms of the attached agency agreements. Reinsurer shall be solely responsible for notifying such agents of this AGREEMENT and of any termination hereof, and for the consequences of any failure to provide such notification.

      D. REINSURER hereby promises and undertakes to indemnify and save the COMPANY harmless from and against every claim, demand, liability, loss, damage, cost, charge, counsel fee, suit, order, judgment, and adjudication whatsoever incurred by the COMPANY in connection with or arising out of this AGREEMENT or the conduct of the agents appointed hereunder.

                           ARTICLE VII
ERRORS AND OMISSIONS:
      The COMPANY shall not be prejudiced, in any way, by any omission through clerical error, accident, or oversight to cede to the REINSURER any reinsurance rightly falling to its share under the terms of this AGREEMENT, or by erroneous cancellation, either partial or total, of any cession, or by omission to report, or by erroneously reporting any losses, or by any other error or omission, but any such error or omission shall be corrected immediately upon discovery.

                          ARTICLE VIII
RATES AND UNDERWRITING:
      A. Initial rates and underwriting rules for insurance written under this AGREEMENT have been determined by agreement between COMPANY and REINSURER, and the rates so agreed upon have been duly filed by COMPANY with the State Board of Insurance. REINSURER and COMPANY agree that they are in possession of exact copies of such rates so filed.

      B. The parties hereto agree that this AGREEMENT is initially predicated on the rates so determined and that REINSURER would and could not reasonably agree to this Reinsurance Contract except as it is predicated on rates which are predetermined and agreed upon by the parties hereto. Subsequent changes in rates or underwriting rules must be agreed upon by COMPANY and REINSURER. If COMPANY and REINSURER fail to agree on rates and underwriting revisions, this AGREEMENT can be terminated by either party in the manner set forth herein.

                           ARTICLE IX
ACCOUNTS AND REPORTS:
      The COMPANY shall furnish, or cause to be furnished to, the REINSURER, within forty-five (45) days after the close of each of the respective periods indicated below (on forms agreeable to both parties hereto), with monthly, quarterly, and annual reports showing the following statistical data in respect to the business reinsured hereunder:
     Monthly.

      (a) Net premiums written (i.e., gross less returns during the month).
      (b) Net losses paid (i.e., gross losses less salvages and other recoveries during the month).

     (c)  Incurred losses and loss payments.
     (d) Net loss adjustment expenses paid during the month.
     (e) Ceded commission of .75% of net written premiums.

     Quarterly, with the data segregated by major classes.

     (a) Original premiums, and the unearned premiums thereon, on business in force hereunder at the close of the quarter.

     (b) Estimated net losses and net loss adjustment expenses outstanding at the end of the quarter.

     Thereafter, within forty-five (45) days after the end of each month, the debtor party shall pay in cash to the creditor party the ceding commission outlined in Article IV and the premiums and losses outlined above.

     Annually, with the data segregated by major classes.

     Annual summaries of net premiums written, net losses paid, net adjusting expenses paid during the year in such form so as to enable the REINSURER to record such data in its convention annual statement. Such information to be furnished not later than February 15th of the following year.

Other Data.
      In order to facilitate the handling of the business reinsured under this AGREEMENT, the COMPANY agrees to furnish the REINSURER with any additional reports necessary to provide the information needed by the REINSURER to prepare its monthly, quarterly, and annual statements to regulatory authorities.

                            ARTICLE X
ACCESS TO COMPANY'S RECORDS:
      The REINSURER, or its duly appointed representatives, shall have free access, at any and all reasonable times, to such books and records of the COMPANY and its departmental or branch offices as shall reflect premium and loss transactions of the COMPANY for the purpose of obtaining any and all information concerning this AGREEMENT or the subject matter thereof

                           ARTICLE XI
TERM AND CANCELLATION:

      A. This AGREEMENT shall take effect as of 12:01 a.m., Standard Time, as per the COMPANY's original policies, on September 1, 1995, and shall remain continuously in force unless canceled in accordance with the following conditions:

          1) This AGREEMENT may be canceled as of any date by either party giving the other party at least ninety (90) days advance written notice by Certified Mail of the intent to cancel.

          2) This AGREEMENT may also be canceled immediately by mutual consent or in the event of insolvency of either party.

      Interim and final accounting shall be made as set forth in this AGREEMENT. Notwithstanding the above, the REINSURER shall be entitled to, and the COMPANY shall account in the manner herein provided, for all subrogation or salvage recoveries and all premiums collected on the risk reinsured hereunder, whenever realized.

      B. In the event this AGREEMENT is canceled, the REINSURER shall continue to participate in all insurance coming within the terms of this AGREEMENT granted or renewed by the COMPANY up to the effective date of cancellation, and shall remain liable up to the natural expiration of the policies for its share of all losses arising out of all reinsurance in force at the effective date of cancellation.

     C. In the event this AGREEMENT is canceled and terminated, the REINSURER shall remain liable to and shall, within thirty
(30) days, reimburse the COMPANY for any assessment made upon the COMPANY by the Commissioner of Insurance of Texas under Article 21.28C (Texas Property and Casualty Insurance Guaranty Act) of the Texas Insurance Code, which applies to the risks reinsured hereunder to the effective date of termination. The COMPANY shall likewise remain liable for and account to the REINSURER for any recovery of any such assessment under Section 7 or 9 of said Article, or any credit allowed to it against its premium tax pursuant to Section 15 thereof, applicable to the risks reinsured hereunder.

      D. Upon the termination of this AGREEMENT, the REINSURER and the COMPANY shall not be relieved of or released from any obligation in this AGREEMENT in relationship to payment, expenses, reports, accounting, and handling, relating to the outstanding business existing on the date of such termination. It is agreed between the parties that they will cooperate in the handling of all such business until the business has expired either by cancellation or by the terms of the policy.

      E. It is expressly agreed that the terms, conditions and obligations of ARTICLES V, VI, and VII shall survive terminations of this AGREEMENT.

                           ARTICLE XII

INSOLVENCY:
      A. The REINSURER hereby agrees that, in the event of the insolvency of the COMPANY, this AGREEMENT shall be so construed that the reinsurance shall be payable directly to the COMPANY or its liquidator, receiver, or statutory successor by the REINSURER on the basis of the liability of the COMPANY under the contract or contracts reinsured without diminution because of the insolvency of the COMPANY. It is further agreed that the liquidator, the receiver, or the statutory successor of the
COMPANY shall give written notice to the REINSURER of the pendency of such claim against the COMPANY on the policy reinsured within thirty (30) days after such claim is filed in the insolvency proceedings; that during the pendency of such claim, the REINSURER may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the COMPANY or its liquidator, receiver, or statutory successor; that the expense thus incurred by the REINSURER shall be chargeable, subject to court approval, against the COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the COMPANY solely as a result of the defense undertaken by the REINSURER.

      B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by the COMPANY.

      C. It is further agreed and understood that as to all reinsurance made, ceded, renewed, or otherwise becoming effective hereunder, the reinsurance shall be payable by the REINSURER directly to the COMPANY or its liquidator, receiver, or statutory successor, except (a) where the contract specifically provides another payee of such reinsurance in the event of the insolvency of the COMPANY and (b) where the REINSURER, with the consent of the direct insured or insureds, has assumed such policy obligations of the COMPANY as direct obligations of the REINSURER to the payees under such policy and in substitution for the obligations of the COMPANY to such payee.

                          ARTICLE XIII

ARBITRATION:
      As a condition precedent to any right of action hereunder, in the event of any difference of opinion hereafter arising with respect to this AGREEMENT, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration, one arbitrator to be chosen by the COMPANY, one by the REINSURER, and an umpire, to be chosen by the two arbitrators before they enter upon arbitration. In the event of either party refusing or neglecting to appoint an arbitrator within ninety
(90) days after the other party requests it to do so, or if the arbitrators fail to appoint an umpire within sixty (60) days after they have accepted their appointments, such arbitrator or umpire, as the case may be, shall, upon the applications of either party, be appointed by the Commissioner of Insurance of the State of Texas, and the arbitrator and the umpire shall thereupon proceed to the reference as stipulated. The arbitrators shall consider this AGREEMENT as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of the law. The decision of the arbitrators shall be final and binding on both parties, but failing to agree, they shall call in the umpire and the decision of the majority shall be final and binding on both parties. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other the expense of the umpire and of the arbitration. Any such arbitration shall take place, at some location mutually agreed to by the parties to this AGREEMENT.

                           ARTICLE XIV

THE CONTRACT:
      A. This is an AGREEMENT solely between Viking County Mutual Insurance Company and Landmark American Insurance Company. The acceptance of reinsurance hereunder shall not create any right or legal relation whatsoever between Landmark American
Insurance Company and the insured under any policy of Viking County Mutual Insurance Company for a risk which has been reinsured hereunder.

      B. All acts and payments under this AGREEMENT are performable and payable at the offices of the COMPANY in Madison, Wisconsin. The address of the COMPANY, for the purpose of the AGREEMENT, is 8501 Excelsior Drive, Madison, Wisconsin 53717. The address of the REINSURER is 9800 South Meridian Boulevard, Englewood, Colorado 80112.

      IN WITNESS WHEREOF, this AGREEMENT is made and executed in duplicate as of the day and year first written above.


                          VIKING COUNTY MUTUAL INSURANCE COMPANY
                          8501 Excelsior Drive
                          Madison, Wisconsin 53717

                          By s/Gregory S. Goodrich
                             Gregory S. Goodrich, Senior Vice President


                          LANDMARK AMERICAN INSURANCE COMPANY
                          9800 South Meridian Boulevard
                          Englewood, Colorado 80112

                          By s/Michael L. Pautler
                             Michael L. Pautler, Senior Vice President